                                                                     Exhibit 4.2




                            REGISTRATION RIGHTS AGREEMENT
                            ------------------------------

    This REGISTRATION RIGHTS AGREEMENT (this "AGREEMENT") dated as of November ___, 1997 is among Friendly Ice Cream Corporation, a Massachusetts corporation (the "COMPANY") and Donald N. Smith (the "STOCKHOLDER").

    This Agreement is made in connection with the registration for sale to the public of shares of common stock, $0.01 par value, of the Company (the "Common Stock") pursuant to a registration statement on Form S-1 and any amendments thereto originally filed with the Securities and Exchange Commission (the "Commission") on August 29, 1997 (File No. 333-34633) (the "Initial Public Offering").

    Prior to the Initial Public Offering, the Stockholder owned approximately ____% of the issued and outstanding shares of Class A Common Stock of the Company, and upon consummation of the Company's Initial Public Offering, the Stockholder will own approximately ____% of the outstanding Common Stock.

    The parties hereto agree as follows:

    SECTION 1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

    AFFILIATE means with respect to the Company, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the Company and shall include (a) any Person who is a director or beneficial holder of at least 10% of the then outstanding capital stock of the Company, (b) any Person of which the Company or an Affiliate (as defined in clause (a) above) of the Company directly or indirectly, either beneficially owns at least 10% of the then outstanding capital stock (or partnership interests or other shares of beneficial interest) or constitutes at least a 10% equity participant, and (c) any Person of which an Affiliate (as defined in clause (a) above) of the Company is a partner, director, officer or executive employee.

    COMMISSION means the Securities and Exchange Commission.

    DEMAND is defined in Section 2(a) hereof.

    HOLDER means the Stockholder and any Person to whom he has assigned rights hereunder as permitted by Section 11.

    LOCKUP PERIOD means the period of time the Stockholder has agreed not to sell stock of the Company pursuant to lockup agreements entered into in connection with the Company's Initial Public Offering.

    PERSON means an individual, partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, or any government, government department or agency or political subdivision thereof.

    PUBLIC OFFERING means any sale of Common Stock pursuant to a public offering registered under the Securities Act.

    REGISTRABLE SECURITIES means the Common Stock owned by the Stockholder on the date hereof, Common Stock issuable to the Stockholder upon conversion of the Company's outstanding shares of Class A Common Stock and any Common Stock or other securities which may be issued or distributed in respect thereof by way of or in connection with a stock dividend or stock split or other distribution, recapitalization, reclassification, combination of shares, merger, consolidation or other reorganization. As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities when they cease to be owned by a Holder.

    REGISTRATION RIGHTS AGREEMENT means the Stockholder and Registration Rights Agreement, dated as of March 25, 1996, as amended, among the Company, the lenders and certain other stockholders.

    REGISTRATION SHARES is defined in Section 2(a) hereof.

    REGISTRATION STATEMENT means a registration statement on the appropriate form in order to register Shares of Common Stock under the Securities Act.

    SECURITIES ACT means the Securities Act of 1933, as amended.

    UNDERWRITER means, in the case of a Public Offering initiated under Section 2 hereunder, an underwriter selected by the Company and approved by Holders owning a majority of the Registration Shares to be included in such registration (which approval shall not be unreasonably withheld).

    UNDERWRITERS' MAXIMUM NUMBER means, for any registration which is an underwritten registration, that number of securities to which such registration should, in the written opinion of the managing Underwriters of such registration in the light of marketing factors, be limited.

    SECTION 2.  REGISTRATION RIGHTS.

    (a) At any time after the end of the Lockup Period, the Holder or Holders of a majority of the aggregate number of all outstanding Registrable Securities may by written notice (a "DEMAND") request the Company to file a Registration Statement in order to register all (or any portion as determined by such Holders) of the Registrable Securities owned by such Holder or Holders. In the event that the Company receives a Demand, the Company will give prompt written notice thereof to all other Holders. At the written request of any Holder delivered to the Company within fifteen (15) days after the receipt of such notice from the Company, which request shall state the number of shares of Common Stock held by such Holder that such Holder wishes to sell under the Registration Statement (shares of Common Stock held by any Holder that are requested to be offered and sold pursuant to this Section 2 are herein referred to as "REGISTRATION SHARES"), the Company agrees, subject to Section 2(b), to use its best efforts to cause all of the Registration Shares to be registered under the Securities Act on such Registration Statement to the extent and under the conditions such registration is permissible under the Securities Act and the rules and regulations of the Commission thereunder.

    (b) The number of Registration Shares to be registered pursuant to Section 2(a) for the benefit of any particular Holder is subject to mandatory reduction, in the event that the managing Underwriter(s) advise the Company of an Underwriter's Maximum Number, as follows: the Company will include in such registration:

         (i) first, the total number of Registration Shares up to the Underwriter's Maximum Number, with the amount to be registered for the account of any Holder not to exceed such Holder's PRO RATA portion of the Underwriter's Maximum Number; and

         (ii) in the event the number of shares to be registered pursuant to clause (i) above is less than the Underwriter's Maximum Number, the number of shares, if any, the Company wishes to register for its own account.


    (c) Upon receipt of a Demand, the Company shall promptly (and in any event within ninety (90) days) use its best efforts to file such Registration Statement under the Securities Act with respect to the Registration Shares subject to the following

         (i) If the Company has commenced taking action with respect to any financing, acquisition, reorganization or other transaction or development material to the Company, and in the reasonable and good faith opinion of the Company's Board of Directors, filing a Registration Statement would not be in the best interests of the Company, the Company may delay filing the Registration Statement until the earlier of (A) the termination of activities with respect to any such transaction or development, (B) the consummation or abandonment of any agreement with respect to such transaction or development or (C) one hundred eighty (180) days following the Company's receipt of the Holder's notice of a Demand pursuant to this Section 2.

         (ii) If filing a Registration Statement could require the Company to undergo a special interim audit, and in the reasonable and good faith opinion of the Board of Directors, the cost of such special interim audit would exceed $50,000, the Company may delay filing a Registration Statement until ninety (90) days after the close of the fiscal year in which the request by the applicable Holder for registration of shares of Common Stock is made, unless the Holder or Holders making such Demand agree to reimburse the Company for the cost of such special interim audit.

    In the event that the Company elects to delay filing a Registration Statement in accordance with this Section 2(c), it will promptly notify the demanding Holder or Holders thereof. The demanding Holder or Holders may, within twenty (20) days following receipt of such notice, decide to withdraw its or their request that the Company file a Registration Statement, in which case the withdrawn request will not count as an exercise of any of such Holders' right to request the Company to file a Registration Statement pursuant to this Agreement. The Company may only exercise its right to postpone the filing of a Registration Statement under this Section 2(c) once in any calender year.

    (d) If the Company so requests, it shall not be required to effect a Public Offering under this Section 2 for a period not to exceed six (6) months immediately following the date any other Public Offering was commenced and consummated.

    (e) No more than one (1) Demand to the Company shall be made pursuant to this Agreement. A Holder or Holders may not require the Company to file any Registration Statement on Form S-1 (or other comparable form adopted by the Commission) unless Form S-3 (or any comparable form adopted by the Commission) is not available for such filing. Any registration initiated by a Holder or Holders pursuant to a Demand pursuant to this Agreement shall not, for purposes of this Agreement, count as a Demand unless and until such registration shall have become effective and, if such registration is an underwritten offering, at least 80% of the Registration Shares included in such registration (other than any Registration Shares included in any over-allotment option granted to the underwriters) shall have been actually sold. A Holder or Holders may not require the Company to file a Registration Statement pursuant to a Demand unless the Registration Statement is one for the registration of Registration Shares having an expected price to the public (determined in accordance with Rule 457 promulgated under the Securities Act) of at least $3,000,000.

    (f) Any registration initiated by a Holder or Holders pursuant to a Demand may be revoked by such Holder or Holders by giving written notice thereof to the Company at any time before such registration shall have become effective; PROVIDED, HOWEVER, that in the event of such a revocation, either the demanding Holder or Holders shall pay all expenses of such registration required to be paid by the Company pursuant to Section 5, in which case such registration shall not, for purposes of this Agreement, count as a Demand, or if the demanding Holder or Holders fail to pay such expenses within a reasonable period of time after receipt of appropriate documentation for such expenses, such registration shall count as a Demand for purposes of this Agreement.

    (g) A request for registration under this Agreement shall not be counted as a Demand (i) unless a Registration Statement has become effective and has been kept continuously effective for the period required under Section 3(b),
(ii) if after it has become effective, use of such Registration Statement is suspended by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court, (iii) if no Registrable Shares are sold within the period during which the Registration Statement has been kept continuously effective as required under Section 3(b).

    SECTION 3. PROCEDURES. Whenever the Company shall include Registrable Shares owned by any Holder or Holders in a Registration Statement, the Company shall:

    (a) prepare and file with the Commission a Registration Statement with respect to such Registrable Shares and use its best efforts to cause such Registration Statement to become promptly effective and furnish to the demanding Holder or Holders copies of the Registration Statement and any amendments or supplements thereto and any prospectus included therein prior to filing;

    (b) prepare and file with the Commission such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (A) a period of time necessary to permit the demanding Holder or Holders to dispose of all of the Registration Shares and (B) six (6) months (as appropriately extended to reflect any periods when any Holder is not permitted to sell Registration Shares pursuant to such Registration Statement), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such effective period in accordance with the intended methods of disposition by the demanding Holder or Holders set forth in such Registration Statement and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the Securities Act;

    (c) Upon request, furnish to the demanding Holder or Holders such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus and each prospectus filed under Rule 424 of the Securities Act) and such other documents as each such Holder or Holders may reasonably request in order to facilitate the disposition of the Registration Shares owned by such Holder or Holders (it being understood that the Company consents to the use of the prospectus and any amendment or supplement thereto by such Holder or Holders in connection with the offering and sale of the Registration Shares covered by the prospectus or any amendment or supplement thereto):

    (d) use its best efforts to register or quality such Registration Shares under such other securities or blue sky laws of such jurisdictions as determined by the managing Underwriter after consultation with the Company (or, if there is no managing Underwriter, as determined by the Company), use its best efforts to keep such registration or qualification effective, including through new filings, amendments or renewals, during the period such Registration Statement is required to be kept effective, and do any and all other acts and things which may be reasonably necessary or advisable to enable the demanding Holder or Holders to consummate the disposition in such jurisdictions of the Registration Shares; PROVIDED that the Company will not be required (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 3(d), (B) to subject itself to taxation in any such jurisdiction, (C) to consent to general service of process in any such jurisdiction, (D) to register or qualify as a broker-dealer in any such jurisdiction or (E) to qualify or register in any particular state if such state refuses to permit such registration or qualification because of the expense allocation provisions set forth in Section 5;

    (e) notify the demanding Holder or Holders, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the demanding Holder or Holders, the Company will promptly prepare (and, when completed, give notice to such Holder or Holders) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registration Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; PROVIDED that upon such notification by the Company, such Holder or Holders will not offer to sell such Registration Shares until the Company has notified such Holder or Holders that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to such Holder or Holders;

    (f) use its best efforts to cause all such Registration Shares to be listed, prior to the date of the first sale of such Registration Shares pursuant to such registration, on each securities exchange on which similar securities issued by the Company are then listed, and, if not so listed, to be listed with The NASDAQ Stock Market;

    (g) enter into all such customary agreements (including underwriting agreements in customary form) and take all such other actions as the demanding Holder or the Holders of a majority of the Registration Shares being sold or the Underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registration Shares;

    (h) make available for inspection on a confidential basis by the demanding Holder or Holders, any Underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder, Holders or Underwriter (in each case after reasonable prior notice), all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply on a confidential basis all information reasonably requested by such Holder, Holders, Underwriter, attorney, accountant or agent in connection with such Registration Statement;

    (i) use its best efforts to cause the Registration Shares to be registered with or approved by such other governmental agencies or authorities within the United States and having jurisdiction over the Company as may reasonably be necessary to enable the demanding Holder or Holders or the Underwriter or Underwriters, if any, to consummate the disposition of such Registration Shares;

    (j) obtain a cold comfort letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters;

    (k) cause the Company's counsel to provide customary legal opinions in connection with such Registration Statement; and

    (l) provide a transfer agent and registrar for all such Registration Shares not later than the effective date of such Registration Statement.

    SECTION 4.  INDEMNIFICATION.

    (a) The Company will indemnify and hold harmless the demanding Holder or Holders and each Underwriter of shares of Common Stock sold pursuant to this Agreement (and any person who controls such Holder or Holders or any such Underwriter within the meaning of Section 15 of the Securities Act) against all claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact contained in a Registration Statement or in any related prospectus, notification or the like and from any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar (i) as the same may have been based on information furnished in writing to the Company by the demanding Holder or Holders or such Underwriter expressly for use therein and used in accordance with such writing or (ii) as such claims, losses, damages, liabilities and expenses result from a breach by the Holder of its obligations under Section 3(e) hereof.

    (b) The demanding Holder or Holders, by acceptance of the registration provisions provided herein, agree to furnish to the Company such information concerning such Holder or Holders and the proposed sale or distribution as shall, in the opinion of counsel for the Company, be necessary in connection with any such registration or qualification of any shares of stock proposed to be made pursuant to this Agreement and to indemnify and hold harmless the Company, its officers and directors, and each of its Underwriters (and any person who controls the Company or such Underwriters within the meaning of Section 15 of the Securities Act) against all claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of a material fact furnished in writing to the Company by the demanding Holder or Holders expressly for use in connection with such registration or qualification and used in accordance with such writing and from any omission therefrom or alleged omission therefrom of a material fact needed to be furnished or necessary to make the information furnished not misleading; PROVIDED, HOWEVER, that no Holder shall have liability under this Section 4(b) in excess of the net proceeds received by such Holder from the sale of Registration Shares.

    (c) If any party (the "INDEMNITEE") receives notice of any claim or the commencement of any action or proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the "INDEMNIFYING PARTY") pursuant to this Section 4, the Indemnitee shall promptly give the Indemnifying Party notice thereof. If the Indemnitee does not promptly give this notice, the Indemnifying Party shall not be obligated to provide indemnification hereunder to the extent that the liability for which such indemnification is claimed could have been avoided or mitigated if the Indemnitee had promptly given notice to the Indemnifying Party. The Indemnifying Party may compromise, defend or settle, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted liability of the Indemnitee. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

    SECTION 5. EXPENSES. Subject to Section 2(f), the Company shall pay all of the expenses in connection with a Public Offering pursuant to a Demand by a Holder or Holders in accordance with this Agreement, including, without limitation, costs of complying with federal and state securities laws and regulations, attorneys' and accounting fees of the Company, printing expenses and federal and state filing fees, except that transfer taxes, underwriting commissions, fees and expenses incurred by any demanding Holder or Holders and fees and disbursements of counsel (if any) to such Holders will be borne by such Holders.

    SECTION 6. RESTRICTIONS ON PUBLIC SALE BY HOLDERS OF REGISTRATION SHARES. The demanding Holder or Holders, if the Company or the managing Underwriters so request in connection with any underwritten Public Offering subject to the provisions of this Agreement, will not, without the prior written consent of the Company or such underwriters, effect any public sale or other distribution of any equity securities of the Company, including any sale pursuant to Rule 144, during the seven (7) days prior to, and during the ninety-day period commencing on, the effective date of such underwritten Public Offering, except in connection with such underwritten Public Offering; PROVIDED, that the demanding Holder or Holders is or are permitted to include in such registration at least 80% of the Registrable Shares requested to be included in such registration by such Holder or Holders.

    SECTION 7. REGISTRATION RIGHTS AGREEMENT. Notwithstanding anything contained herein to the contrary the exercise of any right by any Holder pursuant to the Registration Rights Agreement, including but not limited to the delivery of a notice of demand to the Company or participation in a Public Offering, shall not limit such Holder's ability to exercise any right hereunder, including but not limited to such Holder's right to make a Demand hereunder, or the Company's obligation to register shares of Common Stock pursuant to this Agreement.

    SECTION 8. NO INCONSISTENT AGREEMENTS. The Company will not enter into any registration rights or other agreement that conflicts with its obligations under this Agreement.

    SECTION 9. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

    SECTION 10. ENTIRE AGREEMENT. Except as otherwise expressly set forth herein, this document embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

    SECTION 11. SUCCESSORS AND ASSIGNS. This Agreement will bind and inure to the benefit of and be enforceable by the Company and each of the Holders and their respective successors and assigns. A Holder shall be permitted to assign its rights hereunder to any Person to whom it transfers any Registrable Securities in a transaction not involving any public offering, provided that
(A) the number of Registrable Securities so transferred is not less than 300,000 shares (adjusted for any stock split, reverse stock split or combination of shares) and the assignee agrees with the Company in writing to be bound by the provisions of this Agreement or (B) such Person is an Affiliate of Stockholder; provided, however, that the 300,000 share limit in clause (A) shall not apply to transferees who are immediate family members of the Stockholder.

    SECTION 12. COUNTERPARTS. This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement.

    SECTION 13. REMEDIES. Each of the Holders will be entitled to enforce its rights under this Agreement specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each of the Holders may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement. In the event of any dispute involving the terms of this Agreement, the prevailing party shall be entitled to collect reasonable fees and expenses incurred by the prevailing party in connection with such dispute from the other parties to such dispute.

    SECTION 14. NOTICES. Any notice provided for in this Agreement will be in writing and will be deemed properly delivered if either personally delivered or sent by telecopier, overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid to a recipient (a) if to a Holder, to Donald N. Smith, c/o The Restaurant Comapany, 1 Pierce Place, Suite 100 East, Itasca, IL 60143 and (b) if to the Company, to 1855 Boston Road, Wilbraham, Massachusetts 01095, Attention: Aaron B. Parker. Any such notice shall be effective (i) if delivered personally or by telecopier, when received, (ii) if sent by overnight courier, when receipted for, and
(iii) if mailed, 3 days after being mailed as described above. The Company agrees to make available to any Holder upon request an address list of all holders of the Common Stock to ensure correct delivery of all notices hereunder.

    SECTION 15. AMENDMENT AND WAIVER. No modification, amendment or waiver of any provision of this Agreement will be effective against the Company or any Holder unless such modification, amendment or waiver is approved in writing by the parties. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

    SECTION 16. TERMINATION. The provisions of this Agreement (except for Sections 4, 5 and 6 hereof) will terminate upon the earliest to occur of (a) the completion of any voluntary or involuntary liquidation or dissolution of the Company or (b) the completion of a Public Offering pursuant to Section 2 hereof.

    SECTION 17. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

    SECTION 18. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    SECTION 19. CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                             FRIENDLY ICE CREAM CORPORATION



                             By:
                                --------------------------------------
                             Name:
                                  ------------------------------------
                             Title:
                                   -----------------------------------


                             By:
                                --------------------------------------
                                  Donald N. Smith